EXHIBIT 10.28

SALARIES AND RELATED COMPENSATION OF NAMED EXECUTIVE

OFFICERS OF THE REGISTRANT

As of March 1, 2005, the following are the base salaries (on an annual basis) of the named executive officers (as defined in Item 402(a)(3) of Regulation S-K) of Greater Bay Bancorp:

Byron A. Scordelis President and Chief Executive Officer	$675,000
James S. Westfall Executive Vice President and Chief Financial Officer	$350,000
Kenneth Shannon Executive Vice President and Chief Risk Officer	$300,000
Colleen Anderson Executive Vice President, Community Banking	$325,000
Peggy Hiraoka Executive Vice President, Human Resources	$250,000

The terms of Mr. Scordelis’ employment are governed by an employment agreement, which is listed in the exhibit index to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004.

In addition, the named executive officers are eligible for bonuses in the following amounts and pursuant to the following plans:

The 2005 Executive Incentive Plan, a new annual bonus plan, subject to Shareholder approval, primarily tied to quantitative performance measures established and approved by the Compensation Committee at the beginning of the year: At target levels of performance, the target incentive payout as a percentage of each executive’s base salary is 80% for Mr. Scordelis, 70% for Mr. Westfall, and 60% for the remaining executives.

The Long Term Incentive Plan, a new long term cash incentive plan, subject to Shareholder approval, intended to work in conjunction with stock options and restricted stock to provide a competitive level of total compensation for executive retention and recruitment with a strong and continual focus on long-term shareholder value: The payouts under this plan are determined after each 3-consecutive year performance period and are paid in equal installments over a 2-year period. At target levels of performance, the target long term incentive cash payout as a percentage of the executives’ base salary is 70% for Mr. Scordelis, 50% for Mr. Westfall, and 40% for the remaining executives.

The named executive officers also receive perquisites in the following areas:

For Mr. Scordelis, the Company pays monthly country club membership dues and certain health club dues in accordance with his employment agreement. For Mr. Westfall and Ms. Anderson, the Company provides reimbursement of temporary housing expenses up to $2,500 per month. All of the named executives receive a taxable car allowance of $1,000 per month.

The named executive officers are also eligible to participate in the following plans, copies of which have previously been filed with the Securities an Exchange Commission and are listed on the exhibit index to the Annual Report on Form 10-K for the fiscal year ended December 31, 2004:

•	Supplemental Executive Retirement Plan (SERP)
•	Split Dollar Insurance Agreement (excluding Ms. Anderson)
•	Greater Bay Bancorp 401(k) Plan, as Amended and Restated
•	1997, 2004 and 2005 Deferred Compensation Plans
•	Greater Bay Bancorp Employee Stock Purchase Plan
•	1996 Stock Option Plan, as Amended and Restated
•	Greater Bay Bancorp Change In Control Plan II, as Amended and Restated
•	Greater Bay Bancorp Severance Plan II

In the case of Mr. Scordelis, the Change In Control Plan II and Severance Plan II are not applicable due to his employment agreement.